 EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TX Holdings Issues Letter to Shareholders

Ashland, Kentucky – June 18, 2014 – TX Holdings, Inc. (OTCQB: TXHG), a supplier of mining and rail products to the U.S. coal mining industry, today issued the following letter to its shareholders:

Fellow Shareholders:

I am pleased to report that we believe our company is making significant progress on all fronts and is well-positioned to grow our revenues and market share.

With five consecutive profitable quarters, we reported an increase in net income of 107% for the most recent quarter ended March 31, 2014. Revenue for the quarter was $1,206,567 representing a 26.5% increase over the first quarter of 2013, and income from operations rose by 25.8%.

As previously reported, we successfully restructured our debt position with a view to improving our cash flows and reducing our short-term indebtedness. Additionally, as of September 30, 2014, we had a tax loss carry forward of $7,250,000 which will be of benefit as we move forward.

On February 25, 2014, I demonstrated my unwavering commitment to the company by restructuring $2 million in debt and accrued interest, consolidating all notes previously issued to me and $385,846 in advances as of January 31, 2014, into a single note. The new consolidated note bears interest at the rate of 5% per annum, except that if the prime rate of interest as reported by the Wall Street Journal exceeds 5%, then the new note will bear interest at the prime rate reported by the Wall Street Journal. The prior notes bore interest at the rates of 10% and 5% while the advances were non-interest bearing. The new note is for a term of ten years from the date of issuance while the prior notes or advances were due on demand. In addition, I agreed to waive prior defaults under the terms of the prior notes and released the company from any future claims for defaults under the prior notes. Finally, the note is to be secured by a $2 million key man insurance policy that the company has been purchased and which will provide for the repayment of the principal amount of the note in the event of a tragedy.

For more information about, and a more detailed description of, the above matters, please refer to the Forms 8-K we filed with the Securities and Exchange Commission on February 28, 2014 and April 28, 2014, which we believe demonstrate that TX Holdings’ has a bright future. These filings may be easily accessed over the internet via our website at www.txholdings.com or via the SEC’s Edgar database.

We believe our vendor relationships are solid. We provide very high quality products at the lowest possible cost due to these long-standing alliances. In addition to our vendor relationship, we believe we have forged many long-term relationships with our customers. Our salesmen visit every customer on a regular basis and maintain contact via e-mails and direct phone calls We believe our customer service is superior.

In view of what we have accomplished over the last couple of years, I believe the company has a strong story to tell – one we contend will be very attractive to the investment community and our shareholders.

In the coming months, I am planning to meet with members of the investment community in a series of road shows with a view to conveying our compelling story. In fact, we have exhibited success in the small market share we have infiltrated to date, of this large industry, leaving the company plenty of room for growth.

To ensure that, in the future, you are advised of press releases and other updates immediately after dissemination, please make ensure you are on our e-mail list by emailing us at – txinfo@txholdings.com.

We believe we have overcome significant obstacles and are forging ahead to fulfill our strategic objective of holding a leadership position in the industry.

You should expect to hear more from us on a regular basis.

Thank you for your continued support.

Sincerely,

William “Buck” Shrewsbury

Chairman & CEO

Forward-Looking and Cautionary Statements

Except for historical information and discussions contained herein, statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA) and other applicable law. These statements involve a number of risks, uncertainties and factors discussed in our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K, and in our other filings with the SEC or in materials incorporated therein by reference. Any forward-looking statement in this report speaks only as of the date on which it is made. We assume no obligation to update or revise any forward-looking statement. Notwithstanding the above, Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended, expressly state that the safe harbor for forwarding looking statements does not apply to companies that issue penny stocks. Because we may from time to time be considered an issuer of penny stock, the safe harbor for forward looking statements under the PSLRA may not be applicable to us at certain times.

Contact:

Investor Relations:

Cynthia DeMonte LLC

Patricia Oppito – 917-520-5372

or

Cynthia DeMonte - 917-273-1717

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